Exhibit 10.1

EXECUTION VERSION

MORGAN STANLEY SENIOR FUNDING, INC.
1585 Broadway
New York, New York  10036

October 21, 2013

Microsemi Corporation
One Enterprise
Aliso Viejo, CA 92656
Attention:  John Hohener, Chief Financial Officer

Commitment Letter
$150,000,000 Senior Secured Incremental Term Loan Facility

Ladies and Gentlemen:

Microsemi Corporation (“you” or the “Borrower”), a Delaware corporation, has advised Morgan Stanley Senior Funding, Inc. (“MSSF”, “we”, “us” or the “Commitment Party”) that you intend to form a wholly-owned subsidiary (“MergerSub”) to acquire (the “Acquisition”) 100% of the outstanding capital stock of Symmetricom, Inc. (the “Target”), pursuant to a tender offer (the “Tender Offer”) followed by a merger (the “Merger” and, together with the Tender Offer, the “Acquisition”), in each case pursuant to the terms of the Agreement and Plan of Merger, dated as of the date hereof (the “Acquisition Agreement”) among you, MergerSub and the Target.  After giving effect to the Acquisition, Target will become a direct or indirect wholly-owned subsidiary of the Borrower.  For the purposes hereof, all references to (i) “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars and (ii) “subsidiary” shall include directly and indirectly owned subsidiaries.

We understand that the total funding required to effect the Acquisition, to repay existing indebtedness of the Target, if any, and to pay the fees and expenses incurred in connection therewith, shall be provided solely from (a) borrowings under the Incremental Term Facility (as defined below) and the existing Revolving Facility (as defined in the Existing Credit Agreement and, as used herein, the “Existing Revolving Facility”) and (b) cash on hand at the Borrower, the Target and their respective subsidiaries (it being understood and agreed that any Revolving Loans (as defined in the Existing Credit Agreement) borrowed on the Closing Date or the Merger Closing Date, as the case may be (each such term as defined below) for the purpose of financing the Acquisition or paying any fees or expenses in connection therewith or related thereto must be promptly repaid following the Closing Date or the Merger Closing Date, as the case may be).

You have advised us that you propose to finance the Transactions and the related fees and expenses, in part, from up to $150 million of an incremental term loan facility (the “Incremental Term Facility”) to be borrowed on the closing date of the Tender Offer pursuant to the Borrower’s existing Credit Agreement, dated as of November 2, 2010, with, among others, MSSF, as administrative agent (as amended, modified and supplemented from time to time, the “Existing Credit Agreement”, and together with the Guarantee and Collateral Agreement (as defined in the Existing Credit Agreement) and the other Loan Documents (as defined in the Existing Credit Agreement), the “Existing Credit Documents”) with the Incremental Term Facility increasing by up to $150 million the amount of the existing Term Facility (as defined in the Existing Credit Agreement, the “Existing Term Facility”; capitalized terms used herein and not otherwise defined shall have the meanings given in the Existing Credit Agreement) and having the terms set forth in Exhibit A hereto (the “Bank Term Sheet”) (it being understood and agreed by the parties hereto that to the extent any of the pricing “flex” set forth in Section 2 of the Fee Letter (as defined below) becomes necessary pursuant to the terms and conditions of the Fee Letter to effect the loans under the Incremental Term Facility, the Existing Credit Agreement shall be amended pursuant to an amendment thereto (the “Amendment”) to modify the yield applicable to the loans under the Existing Term Facility to comply with the terms of Section 2.4(c)(iv) of the Existing Credit Agreement).  The Commitment Party agrees that it shall vote to approve the Amendment in its capacity as a Lender under the Existing Term Facility, if applicable.

The Acquisition, the entering into of this Commitment Letter, the entering into of the Incremental Term Facility, the borrowings under the Incremental Term Facility and the Existing Revolving Facility (if any) on the closing date of the Tender Offer (the “Closing Date”), the borrowings under the Incremental Term Facility and the Existing Revolving Facility (if any) on the closing date of the Merger (the “Merger Closing Date”), if any, and the related transactions contemplated by the foregoing as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.”  No other financing will be required for the Transactions.

1.                                      Commitments.  The Commitment Party is pleased to commit to provide 100% of the Incremental Term Facility, on the terms and subject solely to the conditions set forth herein, in the Bank Term Sheet and the additional conditions attached hereto as Exhibit B (the “Conditions Term Sheet”, together with the Bank Term Sheet and this agreement, the “Commitment Letter”).  The Commitment Party is also pleased to advise you that it is willing to act as exclusive advisor, sole lead arranger and sole bookrunner for the Incremental Term Facility (in such capacity, the “Lead Arranger”) and sole administrative agent for the Incremental Term Facility (in such capacity, the “Administrative Agent”).  It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to the Incremental Term Facility outside the terms contained in this Commitment Letter and the fee letter (the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Incremental Term Facility, in each case unless you and we so agree.

You agree that the Closing Date shall be a date mutually agreed upon between you and us (our consent thereto not to be unreasonably withheld or delayed), but in any event shall not occur until all of the Specified Conditions (as defined below) have been satisfied or waived.  While the conditions to the commitments hereunder are limited to the Specified Conditions (as defined below), the terms of the Incremental Term Facility are not limited to those set forth in this Commitment Letter.  Other terms of the Incremental Term Facility that are not covered or made clear in this Commitment Letter shall not be inconsistent with this Commitment Letter or the terms in Section 2.4 of the Existing Credit Agreement, and are subject to mutual agreement of the parties.  The commitment and other obligations of the Commitment Party hereunder are subject solely to the satisfaction of the following conditions:

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(a)                                 the negotiation, execution and delivery of definitive loan documentation for the Incremental Term Facility, including without limitation any Amendment deemed necessary to the Existing Credit Documents and other documentation (the “Incremental Term Financing Documentation”), in each case, in customary form and substance, reflecting the terms and conditions set forth in the Commitment Letter and other terms not inconsistent therewith that are mutually agreed by the parties;

(b)                                 the absence of any event, occurrence, condition, circumstance, development, state of facts, change, effect (each an “Effect”) since June 30, 2013, individually or when taken together with all other Effects, that is materially adverse to, or has had a material adverse effect on (x) the business, financial condition, assets, properties, liabilities or results of operations of the Target and its subsidiaries, taken as a whole, or (y) the Target’s ability to consummate the Offer (as defined in the Acquisition Agreement) and the Merger (as defined in the Acquisition Agreement) (collectively, a “Material Adverse Effect”); provided that with respect to clause (x) above, none of the following Effects shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in the industry in which the Target operates; (ii) changes in the general economic or business conditions within the U.S. or other jurisdictions in which the Target has operations; (iii) general changes in the economy or financial markets of the U.S. or any other region outside of the U.S.; (iv) earthquakes, fires, floods, hurricanes, tornadoes or similar catastrophes, or acts of terrorism, war, sabotage, national or international calamity, military action or any other similar event or any change, escalation or worsening thereof after the date hereof; (v) any change in GAAP or any change in Laws (as defined in the Acquisition Agreement) applicable to the operation of the business of the Target and its subsidiaries; (vi) any Effect, including loss of customers or employees of the Target and its subsidiaries, as a result of the announcement or pendency of the Transactions (as defined in the Acquisition Agreement); (vii) any decline in the market price, or change in trading volume, of the capital stock of the Target or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Material Adverse Effect; (viii) any actions taken, or failure to take any action, in each case, to which Parent (as defined in the Acquisition Agreement) or Purchaser (as defined in the Acquisition Agreement) has expressly approved, consented or requested or that is required or prohibited by the Acquisition Agreement and (ix) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to the Acquisition Agreement and the transactions contemplated thereby, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure; provided that an Effect described in any of clauses (i)-(iii) and (v) may be taken into account to the extent the Target and its subsidiaries are disproportionately affected thereby relative to other peers of the Target and its subsidiaries in the same industries in which the Target and its subsidiaries operate;

(c)                                  the Closing Date shall not occur less than 15 calendar days after both (i) the commencement of the Tender Offer and (ii) the delivery to the Lead Arranger of the final confidential information memorandum (such 15-calendar day period, the “Marketing Period”); provided that (i) the entirety of the Marketing Period must occur before December 21, 2013 or after January 6, 2014 and (ii) November 27, 2013 through December 1, 2013 shall not be included in the Marketing Period; and

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(d)                                 on the Closing Date, satisfaction of the other conditions precedent set forth in the Conditions Term Sheet (such conditions, together with the conditions precedent set forth in the foregoing paragraphs (a) through (c) being referred to in this Commitment Letter as the “Specified Conditions”).

2.                                      Syndication.  The Lead Arranger reserves the right, prior to or after execution of the Incremental Term Financing Documentation for the Incremental Term Facility to syndicate all or part of the Commitment Party’s commitment for the Incremental Term Facility to one or more financial institutions or institutional lenders in consultation with you; provided that, the Commitment Party shall have the right, in its sole discretion, to finalize syndication of the Incremental Term Facility within five (5) business days of the Lender Meeting (as defined in the Fee Letter) to the extent a Successful Syndication has occurred.  Notwithstanding the Lead Arranger’s right to syndicate the Incremental Term Facility and receive commitments with respect thereto, the Commitment Party will not be relieved of all or any portion of its commitments hereunder prior to the funding of the Incremental Term Facility.  Without limiting your obligations to assist with syndication efforts as set forth herein, the Commitment Party agrees that neither commencement nor completion of such syndication is a condition to its commitments hereunder.

The Lead Arranger intends to commence syndication efforts promptly after the execution of this Commitment Letter by you (it being understood and agreed that we shall seek to syndicate the full $150 million of our commitment under the Incremental Term Facility to the extent you do not inform us prior to the launch of syndication that the entire commitment amount provided by the Commitment Party hereunder will not be required in connection with the Transactions).  You agree to actively assist the Lead Arranger in achieving a syndication in respect of the Incremental Term Facility that is reasonably satisfactory to the Lead Arranger.  The Lead Arranger intends such syndication to be accomplished by a variety of means, including direct contact during the syndication for the Incremental Term Facility between senior management and advisors of the Borrower and the proposed syndicate members for the Incremental Term Facility (collectively, the “Lenders”).  The Lead Arranger will exclusively manage all aspects of the syndication in consultation with you, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender, any compensation provided to each potential lender from the amount paid to the Lead Arranger pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Incremental Term Facility among the Lenders.

To assist the Commitment Party in its syndication efforts, you will (until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) or (ii) 60 days after the Closing Date):

(a)                                 provide and cause your advisors to provide, and use your commercially reasonable efforts to cause the Target and its subsidiaries and advisors to provide, the Lead Arranger and the other syndicate members upon request with all information reasonably requested by the Lead Arranger on behalf or at the direction of any syndicate member, including but not limited to the Projections (as defined below);

(b)                                 assist in the preparation of one or more confidential information memoranda (including public and private versions thereof) and other materials, in each case in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger, to be used in connection with the syndication of the Incremental Term Facility;

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(c)                                  use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending and banking relationships;

(d)                                 use commercially reasonable efforts to obtain corporate credit or family ratings of the Borrower after giving effect to the Transactions and ratings for the Incremental Term Facility from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”);

(e)                                  otherwise assist the Lead Arranger in its syndication efforts, including by making available your officers, representatives and advisors and using your commercially reasonable efforts to make available the Target’s appropriate officers, representatives and advisors to attend and assist in making presentations regarding the business and prospects of the Borrower and the Target at one or more meetings of Lenders at times mutually agreed upon; and

(f)                                   prior to and until the earlier of the date (i) that a Successful Syndication (as defined in the Fee Letter) of the Incremental Term Facility has been achieved and (ii) 60 days after the Closing Date, there shall be no competing issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by the Borrower and its subsidiaries (and you shall use commercially reasonable efforts to ensure that there are no competing issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by the Target and its subsidiaries) being announced, offered, placed or arranged, including renewals or refinancing of any existing debt (other than in the ordinary course of business of the Target and its subsidiaries and as permitted hereunder or under the Acquisition Agreement) (it being understood that this condition shall survive until the earlier of 60 days after the Closing Date or a Successful Syndication (as defined in the Fee Letter) of the Incremental Term Facility has been achieved).

3.                                      Information.  You represent and warrant (which representation and warranty with respect to the Information (as defined below) and Projections relating to the Target, its subsidiaries and their business is made to the best of your knowledge) that (a) all written information (other than the Projections referred to below) that has been or will hereafter be made available by you or by any of your agents or representatives in connection with the Transactions (the “Information”) to the Commitment Party or any of its affiliates, agents or representatives or to any Lender or any potential Lender, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements are made after giving effect to any supplements thereto and (b) all financial projections (the “Projections”) that have been or will be made available to the Commitment Party or any of its affiliates, agents or representatives or to any Lender or any potential Lender in connection with the Transactions have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Commitment Party or any of its affiliates, or to any Lender or any potential Lender in connection with the Transactions (it being understood by the Commitment Party and the Lenders that such Projections are not to be viewed as facts and are subject to significant uncertainties and are not a guarantee of financial performance and that actual results may differ significantly from such Projections, and that no assurance can be given that the projected results will be realized).  You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information relating to the Target and its subsidiaries) in any material respect if the Information or

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Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or, in the case of the Target, use commercially reasonable efforts to cause the Target to supplement) the Information or Projections, as the case may be, so that such representations will be correct (to the best of your knowledge, with respect to Information relating to the Target and its subsidiaries) at such time.  You also agree to promptly advise the Lead Arranger, the Commitment Party and the Lenders of all developments materially affecting you, any of your subsidiaries or affiliates or the Transactions, and, to the best of your knowledge, any developments materially affecting the Target and its subsidiaries.  You agree that, in issuing the commitments hereunder and in arranging and syndicating the Incremental Term Facility, we will be entitled to use and rely on the Information and the Projections furnished by you without responsibility for the independent verification thereof.

You acknowledge that the Lead Arranger may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”).  The parties hereto agree that you will assist, at the request of the Lead Arranger, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Incremental Term Facility, consisting exclusively of information or documentation that is either (i) publicly available or (ii) not material with respect to the Borrower, the Target or their respective subsidiaries or any of the Borrower or its subsidiaries respective securities for purposes of United States federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.”  The parties hereto further agree that each document to be disseminated by the Lead Arranger to any Lender or potential Lender in connection with the syndication of the Incremental Term Facility will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.  You acknowledge that the following documents will contain solely Public Lender Information (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents and comply with U.S. Securities and Exchange Commission disclosure obligations): (i) drafts and final definitive documentation with respect to the Incremental Term Facility; (ii) administrative materials prepared by the Lead Arranger for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Incremental Term Facility.

4.                                      Costs, Expenses and Fees.  You agree to pay or reimburse the Lead Arranger, the Administrative Agent and the Commitment Party for all reasonable, documented out-of-pocket costs and expenses incurred by the Lead Arranger, the Administrative Agent and the Commitment Party or its affiliates (whether incurred before or after the date hereof) in connection with the Incremental Term Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Incremental Term Financing Documentation and any security arrangements in connection therewith, including without limitation, the fees and disbursements of counsel (but excluding the allocated costs of in-house counsel), in each case, regardless of whether any of the Transactions is consummated.  You further agree to pay all documented out-of-pocket costs and expenses of the Lead Arranger, the Administrative Agent and the Commitment Party and its affiliates (including, without limitation, fees and disbursements of counsel, except the allocated costs of in-house counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.  In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.

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5.                                      Indemnity.  You agree to indemnify and hold harmless each of the Lead Arranger and the Administrative Agent and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the forgoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Incremental Term Facility, the use of proceeds thereof or the Transactions (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any reasonable, documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnified Person; provided further, that the foregoing indemnity will not apply to any Indemnified Person in the event of any settlement entered into by such Indemnified Person without your prior written consent (such consent thereto not to be unreasonably withheld or delayed).  In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Target, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Incremental Term Facility or any of the Transactions is consummated.  Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) neither you nor any Indemnified Person or any of your or their respective affiliates, directors, officers, employers, advisors or agents shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter, the Incremental Term Facility or any of the Transactions contemplated hereby.  It is further agreed that the Commitment Party shall have liability only to you (as opposed to any other person).

You will not, without the prior written consent of the applicable Indemnified Person (which consent shall not be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder by such Indemnified Person unless such settlement, compromise, consent or termination (i) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject of such Proceeding and (ii) does not include any statement as to, or any admission of, fault, culpability, or a failure to act by or on behalf of any Indemnified Person.

6.                                      Confidentiality.  This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto and the Indemnified Persons.  This Commitment Letter is delivered to you with the understanding that you will not disclose, directly or indirectly, the Fee Letter or its contents or, prior to your acceptance hereof, this Commitment Letter or its contents, to any other person or entity except that you may disclose (a) this Commitment Letter and Fee Letter and the contents hereof and thereof (i) to your directors, officers, employees, attorneys, accountants and advisors and the directors, officers, employees, attorneys, accountants and advisors of the Target, in each case on a “need to know” basis and only in connection with the evaluation of the Transactions; provided that only a redacted version of the Fee Letter and the contents thereof (redacted in a manner reasonably satisfactory to the Lead Arranger) may be disclosed to

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directors, officers, employees, attorneys, accountants and advisors of the Target; and (ii) to the extent such disclosure is required by applicable law or compulsory legal process; and (b) this Commitment Letter and the contents hereof (but not the Fee Letter nor the contents thereof) in any prospectus or other offering memorandum relating to the Incremental Term Facility, to any rating agencies and in any proxy or circular relating to the Transactions.

7.                                      Patriot Act.  We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow any of us or such Lender to identify the Borrower in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of the Commitment Party and each other Lender.

8.                                      Governing Law etc.  THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WILL BE REQUIRED THEREBY.  ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER AND/OR THE RELATED FEE LETTER IS HEREBY WAIVED.  You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby and agree that any service of process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding relating to any such dispute.  You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law.  Nothing herein will affect the right of the Lead Arranger or Administrative Agent or the Commitment Party to serve legal process in any other manner permitted by law.

9.                                      Other Activities; No Fiduciary Relationship; Other Terms.

As you know, Morgan Stanley is a full service securities firm engaged, either directly or indirectly through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Morgan Stanley or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

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The Lead Arranger, the Administrative Agent and the Commitment Party and their respective affiliates may have economic interests that conflict with those of you or the Target and may provide financing or other services to parties whose interests conflict with yours.  You agree that the Lead Arranger, the Administrative Agent and the Commitment Party will act under this agreement as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary, agency or similar relationship or fiduciary or other implied duty between the Lead Arranger, the Administrative Agent, the Commitment Party or their respective management, stockholders or affiliates on the one hand and you, the Target or your or their management, stockholders or affiliates on the other hand.  You and your subsidiaries acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Lead Arranger, the Administrative Agent and the Commitment Party, on the one hand and you on the other hand, (ii) in connection therewith and with the process leading to such transaction the Commitment Party is acting solely as a principal and not as a fiduciary of you, your management, stockholders, creditors or any other person, (iii) none of the Lead Arranger, the Administrative Agent or the Commitment Party has assumed (nor will you or your subsidiaries claim that the Lead Arranger, the Administrative Agent or the Commitment Party has assumed) an advisory or fiduciary responsibility in favor of you or your subsidiaries with respect to the Transactions or the process leading thereto (irrespective of whether the Lead Arranger, the Administrative Agent or the Commitment Party or any of their respective affiliates had advised or is currently advising you on other matters) or any other obligation to you or your subsidiaries, except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deem appropriate.

You further acknowledge and agree that you and your subsidiaries are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto.  In addition, please note that the Lead Arranger, the Administrative Agent and the Commitment Party and their respective affiliates do not provide accounting, tax or legal advice.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion.  You also agree that the Commitment Party may at any time and from time to time assign all or any portion of its respective commitments hereunder to one or more of its respective affiliates; provided that the Commitment Party will not be relieved of all or any portion of its commitments hereunder prior to the funding of the Incremental Term Facility.  You acknowledge that the Commitment Party may share with any of its affiliates, and such affiliates may share with the Commitment Party, any information related to the Transactions, you, the Target, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions.  We agree to treat, and cause any of our affiliates to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices.

10.                               Acceptance, Termination, Amendment, etc.  Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and thereof by no later than 12:00 a.m., New York time, on October 22, 2013.  The commitments and other obligations of the Commitment Party set forth in this Commitment Letter shall automatically terminate unless the Commitment Party shall in its discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of the Incremental Term Financing Documentation by all of the parties thereto and the consummation of the Tender Offer and the Acquisition and the funding of the

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Incremental Term Facility; (ii) January 31, 2014, subject to one extension to May 31, 2014 to the extent the termination date in the Acquisition Agreement is extended to May 31, 2014 pursuant to Section 9.1(b)(i) of the Acquisition Agreement as a result of the Tender Offer Condition (as defined in the Acquisition Agreement) set forth in Section (ii) of Annex A of the Acquisition Agreement not having been satisfied (the “Extension”, and such extended date, the “Extended Outside Date”), in each case, whether or not the Closing Date or the Merger Closing Date has occurred by such date; and (iii) the date of termination or your abandonment of the Acquisition Agreement (such date, the “Termination Date”).

This Commitment Letter and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Commitment Party with respect to the Incremental Term Facility and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof.  No individual has been authorized by the Commitment Party or any of its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter.  This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.  The provisions of Section 2, 3, 4, 5, 6, 8, 9 and this Section 10 shall survive termination of this Commitment Letter, provided that Sections 2 and 3 shall survive only if the Closing Date occurs; provided that your obligations under this Commitment Letter, other than the provisions in Sections 2, 3 and 6, shall automatically be superseded by the Incremental Term Financing Documentation upon the Closing Date.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto.  This Commitment Letter shall not be assignable by you without our prior written consent (which consent shall not be unreasonably withheld or delayed), and any purported assignment without such consent shall be null and void.  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Andrew W. Earls
	Name:	Andrew W. Earls
	Title:	Authorized Signatory

SIGNATURE PAGE TO COMMITMENT LETTER

Agreed to and accepted as of the date first written above:

MICROSEMI CORPORATION

By:	/s/ John Hohener
	Name:	John Hohener
	Title:	Executive Vice President,
Chief Financial Officer,
Secretary and Treasurer

SIGNATURE PAGE TO COMMITMENT LETTER

EXHIBIT A

$150,000,000 SENIOR SECURED INCREMENTAL TERM FACILITY
SUMMARY OF TERMS AND CONDITIONS(1)

Borrower:

Microsemi Corporation, a Delaware corporation (the “Borrower”). Following consummation of the Acquisition, the Borrower, or one or more of its wholly-owned domestic subsidiaries, will own all of the outstanding capital stock and assets of the Target.

Sole Lead Arranger;
Sole Book Runner:	Morgan Stanley Senior Funding, Inc. (“MSSF” or the “Lead Arranger”).

Administrative Agent:	Morgan Stanley Senior Funding, Inc. (the “Administrative Agent”).

Collateral Agent:	Morgan Stanley& Co. LLC (the “Collateral Agent”).

Lenders:	MSSF and a syndicate of financial institutions and institutional lenders arranged by the Lead Arranger in consultation with the Borrower.

Guarantors:

The Guarantors shall be the same as those under the Existing Credit Agreement (collectively, the “Guarantors”); provided that Guarantors shall not include the Target or any of its subsidiaries until 100% of Target’s stock is owned directly or indirectly by the Borrower, unless the Target or its subsidiaries is not required to become a Guarantor under the Existing Credit Agreement.

Incremental Term Facility:	A tranche B term loan facility (the “Incremental Term Facility”) in an aggregate principal amount of $150,000,000.

Maturity and Amortization:

The maturity date of the Incremental Term Facility shall be the seventh anniversary of the Closing Date (the “Incremental Term Facility Maturity Date”). The loans under the Incremental Term Facility (the “Incremental Term Loans”) shall amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the Incremental Term Facility, with the final installment payable on the Incremental Term Facility Maturity Date.

(1)         Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Purpose and Availability:

Upon satisfaction or waiver of the Specified Conditions, the full amount of the Incremental Term Facility shall be available either (a) in a single borrowing on the Closing Date or (b) in an amount required to consummate the Tender Offer on the Closing Date with the remainder to be borrowed on the Merger Closing Date, in each case, to finance the Acquisition and the other Transactions, as applicable, and to pay fees and expenses incurred in connection with the Transactions. Once repaid, no amount of Incremental Term Loans may be reborrowed.

Security:	Substantially similar to the Existing Credit Agreement.

Interest:	At the Borrower’s option, the Incremental Term Loans will bear interest based on the Base Rate or LIBOR (in each case, as defined below):

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as defined below), calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. “Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time and (iii) LIBOR for an interest period of one-month beginning on such day plus 1%; provided that, the Base Rate shall be deemed to be not less than 1.75% per annum.

B. LIBOR Option

Interest will be determined for periods to be selected by the Borrower (“Interest Periods”) of one, two, three or six months (or twelve months if agreed to by all Lenders) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that (i) prior to the earlier to occur of (x) the completion of a

Successful Syndication (as defined in the Fee Letter) and (y) 60 days after the Closing Date, the Interest Period shall be one-month and (ii) LIBOR shall be deemed to be not less than 0.75% per annum. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, at the end of each three-month period, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

C. Interest Margins

An amount per annum in accordance with the table set forth below:

		Base Rate Loans	LIBOR Loans
	Incremental Term Facility	1.50%	2.50%

Default Interest:	Substantially similar to the Existing Credit Agreement.

Upfront Fee/OID:	None.

Optional Prepayments:	Substantially similar to the Existing Credit Agreement.

Mandatory Prepayments:	Substantially similar to the Existing Credit Agreement.

Prepayment Premium:

In the event all or any portion of the Incremental Term Facility is prepaid for any reason with the proceeds of indebtedness incurred by the Borrower from a substantially concurrent borrowing of loans provided by one or more banks, funds or other financial institutions (other than any borrowing pursuant to a refinancing of all Incremental Term Loans in connection with a Permitted Acquisition (as defined in the Existing Credit Agreement), Change of Control (as defined in the Existing Credit Agreement) or other transaction not permitted by the Existing Credit Agreement (prior to giving effect to any amendment, waiver or other modification of the Existing Credit Agreement that is effected in connection with such transaction)) for which the interest rate payable thereon is, or upon satisfaction of specified conditions could reasonably be expected to be, less than the interest rate applicable to Incremental Term Loans that are Eurodollar Loans (as defined in the Existing Credit Agreement) at the time of such prepayment, such prepayment will be made at (i) 101.0% of the principal amount prepaid if such prepayment occurs on or prior to the six-month anniversary of the Closing Date and (ii) at par thereafter.

Application of Prepayments:	Substantially similar to the Existing Credit Agreement.

Incremental Facilities:	None.

Conditions Precedent to
Funding on the
Closing Date:

Conditions precedent to the borrowings under the Incremental Term Facility on the Closing Date shall be limited to the Specified Conditions and those conditions set forth in Section 2.4(b) of the Existing Credit Agreement.

Conditions Precedent to All
Extensions of Credit:

Conditions precedent to the borrowing under the Incremental Term Facility on the Merger Closing Date shall include (a) delivery to the Administrative Agent of a notice of borrowing; (b) the absence of any default or event of default at the time of, and after giving effect to, such borrowing; (c) the accuracy in all material respects of the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries at the time of, and after giving effect to, such borrowing; and (d) there being no legal bar to the Lenders making the loan or issuance. In addition to the preceding conditions, any borrowing on the Merger Closing Date shall be subject to the conditions precedent set forth in Part B of the Conditions Term Sheet.

Representations and Warranties:	Substantially similar to the Existing Credit Agreement.

Affirmative and Negative Covenants:	Substantially similar to the Existing Credit Agreement.

Financial Covenants:	None.

Events of Default:	Substantially similar to the Existing Credit Agreement.

Expenses and Indemnity,
Waivers and Amendments,
Assignments and Participations,
Yield Protection, Taxes and
Other Deductions:	Each substantially similar to the Existing Credit Agreement.

Governing Law:

The State of New York. Each party to the Incremental Term Financing Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the Lead Arranger:	Skadden, Arps, Slate, Meagher & Flom LLP.

EXHIBIT B

CONDITIONS PRECEDENT
$150,000,000 INCREMENTAL TERM FACILITY(2)

Part A.  The commitments of the Lenders in respect of the Incremental Term Facility and the Closing Date and the initial extension of credit thereunder will be subject to satisfaction of the conditions set forth or referred to in the third paragraph of Section 1 of the Commitment Letter, the conditions set forth or referred to in the “Conditions Precedent to Funding on the Closing Date” and “Conditions Precedent to All Extensions of Credit” sub-sections of the Bank Term Sheet and those set forth below:

(a)           Consummation of the Tender Offer.  The Lead Arranger shall have reviewed, and be reasonably satisfied with, the Acquisition Agreement and the schedules thereto (it being agreed that the copy of the Acquisition Agreement delivered to the Lead Arranger on October 21, 2013 at 5:13 p.m., New York time, together with the schedules to be annexed thereto delivered on the same date at 5:42 p.m., New York time, is reasonably satisfactory to the Lead Arranger).  The Tender Offer shall be consummated concurrently with the funding of the Incremental Term Facility in compliance with law and in accordance with the Acquisition Agreement in all material respects, without waiver or amendment thereof or any consent thereunder (including any change in the purchase price or structure of the Acquisition) that is materially adverse to the interests of the Lenders or the Lead Arranger without the prior written consent of the Lead Arranger and the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned).  On the Closing Date, the Borrower shall have furnished to the Administrative Agent and the Lead Arranger reasonably detailed calculations of the Blocked Amount (as defined below) as of the Closing Date (after giving effect to the consummation of the Tender Offer and the payments to be made in connection therewith) and shall certify that the remaining commitment under the Incremental Term Facility (after the reductions thereto on the Closing Date) and cash on hand shall equal or exceed the Blocked Amount.  As used herein, “Blocked Amount” means the aggregate cash consideration (after giving effect to any purchase of shares pursuant to the Tender Offer) required to consummate the Merger in accordance with the Acquisition Agreement at such time.

(b)           Consents/Compliance with Laws.  All necessary material governmental and third party consents and approvals required to be obtained by the Borrower and its subsidiaries for the Tender Offer to be consummated shall have been obtained and be effective and all applicable waiting periods shall have expired without any adverse action being taken by any competent authority.

(c)           Fees and Expenses.  All accrued reasonable, documented out-of-pocket costs, fees and expenses (including reasonable legal fees and expenses and the reasonable fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, the Lead Arranger and the Lenders pursuant to the Commitment Letter and the Fee Letter shall have been paid.

(2)         Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

(d)           Financial Statements; Pro Formas.  The Lead Arranger shall have received the (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for each of the Borrower and the Target for each of the 2011, 2012 and 2013 fiscal years, (ii) as soon as available and in any event (a) within 45 days after the end of each fiscal quarter of the 2014 fiscal year, other than the fiscal quarter that occurs at the end of the 2013 fiscal year, and (b) within 90 days after the end of the fiscal quarter that occurs at the end of the 2014 fiscal year ending after June 30, 2013, and more than 45 days (or in the case of the fiscal quarter that occurs at the end of the 2014 fiscal year, 90 days) prior to the Closing Date, the unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and the Target for such fiscal quarter, for the period elapsed from the beginning of the 2014 fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (with respect to which in the case of the Borrower, the independent auditors shall have performed an SAS 100 review), (iii) a pro forma consolidated balance sheet and related statements of income and cash flows for the Borrower, for the latest twelve-month period ended with the latest period covered by the quarterly financial statements received by the Lead Arranger, after giving effect to the Transactions and (iv) the pro forma forecasts of the financial performance of the Borrower and its subsidiaries, (x) on an annual basis, through the Incremental Term Facility Maturity Date and (y) on a quarterly basis, through the first year following the Closing Date.

(e)           Patriot Act.  The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act.

(f)            Customary Closing Documents.  The Lenders under the Incremental Term Facility shall have received customary opinions of counsel for the Borrower and the Guarantors and of domestic local counsel, as the case may be, and customary notices, corporate resolutions, certificates and closing documentation (including, but not limited to, a solvency certificate with respect to the Borrower).

Part B.  The extension of credit under the Incremental Term Facility on the Merger Closing Date will be subject to satisfaction of the conditions set forth in the Bank Term Sheet and those set forth or referred to in the “Conditions Precedent to Funding on the Closing Date” and “Conditions Precedent to All Extensions of Credit” sub-sections of:

(a)           Consummation of the Merger.  The Tender Offer shall have been consummated.  The Merger shall be consummated for consideration the cash component of which does not exceed the amount as calculated pursuant to the Acquisition Agreement, in compliance with law and in accordance with the Acquisition Agreement. The Acquisition Agreement shall be in full force and effect and no provision thereof or the schedules or exhibits thereto shall have been amended, waived or otherwise modified or supplemented (including any consent thereunder) that is materially adverse to the interests of the Lenders or the Lead Arranger without the prior written consent of the Lead Arranger and the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned).  After giving effect to the consummation of the Merger, the Borrower shall have taken all actions necessary to cause the Target and each of its subsidiaries to enter into the necessary loan documentation, including without limitation, causing the shares of the Target and its subsidiaries to become part of the Collateral (as defined in the Existing Credit Agreement) as required thereby.  The shares of the Target shall cease to be margin stock and the Borrower shall be in compliance with the margin regulations.

(b)           Fees and Expenses.  The Borrower shall have complied with all of its payment obligations under, and the market flex terms of, the Fee Letter.  All accrued reasonable out-of-pocket costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation payable to the Administrative Agent, the Lead Arranger and the Lenders shall have been paid.